EXHIBIT 10.27

OMRON SYSTEMS, INC.
55 E. Commerce Drive
Schaumburg, IL 60178
Phone 847-843-0515
Fax 847-843-7686                                              [Revised]


August 27, 1998

Mr. Raymond Mueller
U.S. Wireless Data, Inc.
2200 Powell St., Suite 450
Emeryville, CA 94608-1809

Dear Mr. Mueller:

Per our phone conversation yesterday, here's a recap of the counter-proposal that we discussed and agreed to in restructuring the payment terms of the Installment Note of March 27, 1995 for the principal amount of $472,800.00.

First, we agree to reduce the per unit price of the EXP's to $100.00.

Second, we would like to retain 200 units for our own use, thereby leaving 1200 units to be shipped to you and consequently reducing your principal balance to $120,000.00.

Your initial payment of $15,000 would be due August 28, 1998 via wire transfer. We request that all subsequent payments be also made by wire transfer.

We agree to a 155 unit drawdown per month, starting in September 1, 1998. The payment would be $15,500.00 plus freight. This 155 unit monthly drawdown would continue until you receive your additional funding of $2 million, at which time you would increase your drawdown of EXP's to 240 units. You expect to receive this funding by the end of October, 1998. Starting in November, 1998, the units shipped each month would be increased to 240, with the monthly payment being increased to $24,000 plus freight. We will advise you what the freight charge will be. The payments and inventory drawdown will start September 1, 1998 and continue through February 1, 1999. Payments would be due the first day of each month. The EXP's will be shipped after receipt of the payments.

The $47,000 interest payment would be due November 1, 1998 based on your expectation of receiving the $2 million funding. Your payment on November 1 would be $71,000.00 plus freight ($24,000 + $47,000 + freight).

I have attached a revised payment schedule to reflect the above.

Our banking information is as follows:
Bank of Tokyo-Mitsubishi, Ltd.
Chicago, IL 60606
Account #0508661848
Routing #071002341

Please review the above and confirm your acceptance by signing the bottom of this letter.

The original copy of this letter will be sent via Epress Mail. Please sign it, retain a copy for yourself, and send the original back to me. I'm also faxing a copy to you. Please sign it and fax it back to me.

Thanks for your cooperation in resolving this issue with us.

Sincerely,

/s/ John T. Sosnowy
-------------------
John T. Sosnowy
Credit Manager

cc:      Jun Utsumi, President
         Yoshio Hirooka, Secretary/Treasurer
         Mike Cavanaugh, Senior Vice-President

AGREED as of the date thereof:

US WIRELESS DATA, INC.


By:  /s/ Raymond J. Mueller
     ----------------------
Name:   Raymond J. Mueller
Title:  V.P. Operations

                                                 Payment Schedule

Payment          Withdrawal        Initial          Monthly         Interest         Payment
 Date               Units         Payment           Payment         Payment           Total
08/28/98                  0       15,000.00                                          15,000.00
09/01/98                155                         15,500.00                        15,500.00       + Freight
10/01/98                155                         15,500.00                        15,500.00       + Freight
11/01/98                240                         24,000.00       47,000.00        71,000.00       + Freight
12/01/98                240                         24,000.00                        24,000.00       + Freight
01/01/99                240                         24,000.00                        24,000.00       + Freight
02/01/99                170                         2,000.00                         2,000.00        + Freight

TOTAL                 1,200       15,000.00         105,000.00      47,000.00        167,000.00      + Freight

All of payment should be made by wire transfer on the payment date.








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